Exhibit (b)(3)

From:               Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) as Agent (as defined below) for and on behalf of the other Finance Parties (as defined below)

To:                             Acorn B.V. as Parent (as defined below) for itself and as agent for the other Obligors party to the Senior Facilities Agreement (each as defined below)
Oudeweg 147
2031 CC Haarlem
The Netherlands

25 June 2013

Dear Sirs

Project Oak – Amendment to Senior Facilities Agreement (as defined below)

1.                                      Background

(a)                                 We refer to the EUR3,300,000,000 senior facilities agreement between, among others, Acorn B.V. as parent (the “Parent”), Oak Leaf B.V., Banc of America Securities Limited, Citigroup Global Markets Limited, Morgan Stanley Bank International Limited and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International, London branch) as joint global coordinators and bookrunners and as mandated lead arrangers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) as agent (the “Agent”) dated 12 April 2013 and amended pursuant to an amendment letter dated 6 June 2013 (the “Senior Facilities Agreement”).

(b)                                 This letter is supplemental to, and amends, the Senior Facilities Agreement.

2.                                      Definitions and Interpretation

(a)                                 Unless otherwise defined in this letter, capitalised terms shall have the meanings ascribed to them in the Senior Facilities Agreement.

(b)                                 The principles of construction set out in the Senior Facilities Agreement shall have effect as if set out in this letter in full.

3.                                      Amendments and waivers

3.1                               Pursuant to Clause 43 (Amendments and Waivers) of the Senior Facilities Agreement, the Lenders and the Arranger have consented to the amendments contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

3.2                               With effect from the date on which this letter is countersigned by you, the Senior Facilities Agreement shall be amended as follows.

(a)                                 In paragraph (c) of the definition of Margin in Clause 1.1 (Definitions) the percentage “3.75” shall be deleted and replaced with “3.50” and the percentage per annum in relation to Facility B2 for each range of Leverage set out in the table in said definition shall be deleted and replaced with the percentage per annum set out below in the column for Facility B2 opposite that range:

Leverage	Facility B2 Margin % p.a.
Greater than or equal to 5.50:1	3.50
Less than 5.50:1 but greater than or equal to 4.75:1	3.50
Less than 4.75:1 but greater than or equal to 4.00:1	3.25
Less than 4.00:1 but greater than or equal to 3.50:1	3.25
Less than 3.50:1 but greater than or equal to 2.50:1	3.25
Less than 2.50:1	3.00

(b)                                 Paragraph (o) of the definition of “Permitted Disposal” in Clause 1.1 (Definitions) shall be deleted and replaced with:

“of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs does not exceed EUR25,000,000 (or its equivalent) (the “PD Basket”) in any Financial Year of the Parent provided that in calculating the PD Basket no account shall be taken of any disposal where the higher of the market value and net consideration is less than EUR3,000,000.”

(c)                                  Paragraph (b) of Clause 3.1 (Purpose) shall be deleted and replaced with:

“Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the general corporate purposes of the Group (including the refinancing of the Group’s working capital indebtedness outstanding on the date of first Utilisation and the financing of capital expenditure and Permitted Acquisitions) but not to refinance financial indebtedness of the Target and its Subsidiaries existing at the first Utilisation Date which is to be refinanced with the proceeds of the Term Facilities as set out in the Structure Memorandum.”

(d)                                 The last sentence of paragraph (a) of Clause 4.1 (Initial conditions precedent) shall be deleted and replaced with:

“The Agent shall notify the Parent and the Lenders promptly upon being so satisfied or if such conditions precedent are waived, acting on the instructions of the Majority Lenders.”

(e)                                  The definition of “Financing Proceeds” in paragraph (a) of Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) shall be deleted and replaced with:

““Financing Proceeds” means an amount equal to any Financial Indebtedness raised by the Group (not falling within paragraphs (a)-(h) (inclusive) and (j)-(r) (inclusive) of Permitted Financial Indebtedness).”

(f)                                   A full stop shall be added after the words “under Clause 12.3 (Application of mandatory prepayments and cancellations)” in paragraph (b) of Clause 12.4 (Mandatory Prepayment Accounts and Holding Accounts).

(g)                                  A semicolon and the word “and” shall be added at the end of paragraph (a) of Clause 12.6 (Payments subject to law etc.).

(h)                                 Clause 17.8 (Facility B2 prepayment fee) shall be deleted.

(i)                                     The definition of “Unused Amount” in Clause 26.1 (Financial definitions) shall be deleted.

(j)                                    Clause 27.3l(j) shall be deleted and replaced with the following:

“The Company shall ensure that the Offer shall not be declared unconditional until the Company has received an Acceptance Level of at least 95 per cent. unless otherwise agreed by the Majority Lenders.”

(k)                                 The word “Arranger” in Clause 27.31(k) shall be deleted and replaced with the words “Majority Lenders”.

(l)                                     Clause 27.31(k) shall be deleted and replaced with the following:

“The Company shall promptly exercise its rights under the Squeeze Out Procedure as soon as reasonably practicable after becoming entitled to do so and shall continue to exercise such rights until such time as it owns 100% of the Target Shares unless otherwise agreed by the Majority Lenders.”

(m)                             Clause 27.31(l)(i) shall be deleted and replaced with the following:

“decrease the Acceptance Level below 95% without the consent of the Majority Lenders.”

(n)                                 Clause 27.31(l)(ii) shall be deleted and replaced with the following:

“amend, vary, novate, supplement supersede, waive or terminate any condition or material term of the Offer, including without limitation the offer price and rights to terminate the Offer, without the consent of the Majority Lenders (save that the Majority Lenders’ consent shall not be required for any extension of the term of the Offer to a date falling at least 15 Business Days prior to 1 November 2013).”

(o)                                 The word “Arranger” in paragraph 1(b)(ii) of Part 1B (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) shall be deleted and replaced with the words “Majority Lenders”.

(p)                                 The word “Arranger” in paragraph 1(b)(iii) of Part 1B (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) shall be deleted and replaced with the words “Majority Lenders”.

(q)                                 The word “Arranger” in paragraph 1(b)(iv) of Part 1B (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) shall be deleted and replaced with the words “Majority Lenders”.

4.                                      Miscellaneous

4.1                               Continuing Obligations

(a)                                 From the date on which this letter is countersigned by you, the Senior Facilities Agreement and this letter will be read and construed as one document.

(b)                                 The provisions of the Senior Facilities Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

4.2                               Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

4.3                               Third Party Rights

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this letter.

4.4                               Finance Document

In accordance with the Senior Facilities Agreement, the Agent and the Parent designate this letter as a Finance Document.

4.5                               Incorporation of Terms

The provisions of Clauses 39 (Notices), 41 (Partial Invalidity), 42 (Remedies and Waivers) and 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those Clauses to “this Agreement” or “the Finance Documents” were references to this letter.

4.6                               Governing Law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[INTENTIONALLY LEFT BLANK, SIGNATURES APPEAR ON THE FOLLOWING PAGES]

Please confirm your agreement to the above by signing and returning the enclosed copy of this letter.

Yours faithfully	/s/ E. van Loopik	/s/ P.G. Maaten
	E. van Loopik	P.G. Maaten
	Teamlead Syndicated Loans Agency Rabobank International Proc.AB	Head of Syndicated Loans Agency Rabobank International Proc.AB

For and on behalf of

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS “RABOBANK INTERNATIONAL”)

as Agent for and on behalf of the Finance Parties

We acknowledge, agree and accept the terms of this letter.

/s/ Joachim Creus	/s/ Markus Hopmann
For and on behalf of ACORN B.V.

as Parent for itself and as agent for the other Obligors party to the Senior Facilities Agreement